Cancer Genetics Reports First Quarter 2019 Financial Results and Provides Strategic Business Update

RUTHERFORD, N.J., May 20, 2019 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for immuno-oncology and genomic medicine through diagnostics, molecular markers and data solutions, today announced financial and operating results for the first quarter ended March 31, 2019.

RECENT OPERATIONAL HIGHLIGHTS

●	Raised total net proceeds of $5.4 million in January through two common stock offerings of 28.55 million common shares. In connection with the two capital raises, the Company issued warrants for 2 million shares.
●	Reduced overall combined quarterly cost of revenue and operating expenses by $2.9 million compared to the first quarter of 2018.
●	Revenue for the quarter totaled $6.8 million, a decrease of 10.8% compared to first quarter 2018.
●	BioPharma revenue increased during the quarter by 8.4% compared to the year ago period.
●	Strengthened management team with appointment of William Finger as Executive Vice President of Precision Medicine and Pharma Services.
●	Continued to work with Raymond James & Associates, Inc. to complete a transaction to enhance shareholder value.

John A. Roberts, Chief Executive Officer of Cancer Genetics said, “We are pleased with an 8.4% increase in BioPharma revenue during the quarter which reflects the completion and delivery of key projects. We also booked approximately $6.4 million of new BioPharma projects with a book-to-bill ratio of 1.61, compared to $4.8 million of new signed projects and a book-to-bill ratio of 1.31 in Q1 2018 respectively. It also reflects our strategic decision to focus on this business as part of our larger transformation plan. Our efforts to decrease expenses was highly successful with a decrease of $2.9 million in combined cost of revenue and operating expenses over a year ago, which reflects our concerted efforts to reduce costs across all categories.”

“In addition, we continue to work diligently with Raymond James on a strategic transaction and we’ll keep you informed as developments occur.”

FIRST QUARTER 2019 FINANCIAL RESULTS

The Company reported total revenue of $6.8 million for the first quarter of 2019 compared to revenue of $7.7 million in first quarter of 2018, a decrease of 10.8% or $0.8 million.

BioPharma services revenue totaled $4.0 million in the first quarter, compared to $3.7 million during the first quarter 2018, an increase quarter over quarter of 8.4%. BioPharma projects are dependent on the timing, size and duration of our contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods. During the first quarter we completed and delivered two larger projects offset by the start-up of multiple smaller contracts. The BioPharma business had more than 200 clinical studies and trials it is supporting at the end of Q1 2019. The Company’s book-to-bill ratio for Q1 2019 was 1.61 on $6.4 million of new contracts signed in the period.

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Clinical Services revenue decreased by approximately $1.0 million in the first quarter of 2019 compared to the same period in 2018, the result of a reduction in the clinical services sales team and hence, reduced test volume, as the Company shifted focus in its strategy.

The Company’s Discovery Services contributed $1.5 million in revenue for the first quarter of 2019 compared to $1.7 million in 2018 due to a decline in revenue from our India subsidiary which was sold in April 2018. This represents a decrease of approximately 8.8% or $0.15 million.

Gross profit margin was 32.2% or $2.2 million in Q1 2019, compared to 33.7% or $2.6 million in the same period of 2018, a decrease of 1.5 percentage points. The lower gross profit is attributable primarily to lower Clinical Services revenue in the current period and a slight increase in lab supplies and shipping costs of $0.2 million, partially offset by an overall reduction of approximately $0.6 million in fixed cost of revenue.

The Company reduced research and development expenses by 33.3% or $0.23 million, general and administrative expenses by 37.1%, or $2.0 million, and sales and marketing by 30% or $0.48 million from the first quarter of 2018. Costs reductions were consistent with the consolidation initiatives started in Q1 2018 and continuing into Q1 2019.

Total operating expenses for the first quarter of 2019 were approximately $5.1 million which decreased by $2.4 million from $7.5 million in the first quarter of 2018, an overall improvement of 32%.

Net loss was $4.6 million or $0.9 per share for the first quarter of 2019, compared to a net loss of $4.5 million or $0.16 per share in the first quarter of 2018.

Unrestricted cash and cash equivalents as of March 31, 2019 totaled $0.7, compared to $0.2 million as of December 31, 2018.

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine for immuno-oncology and genomic medicine through diagnostics, molecular markers and data solutions. CGI operates across a global footprint with locations in the US, Australia and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

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Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from consolidation efforts and/or acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, need to extend forbearance agreements with senior lenders and extend the maturity of the Company’s asset-based line of credit, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2018 and the Form 10-Q for the period ended March 31, 2019, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACTS:

Carol Ruth/Janhavi Mohite

The Ruth Group

Tel: 646-536-7004/7026

Email: cruth@theruthgroup.com/jmohite@theruthgroup.com

Media:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com

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Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	March 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$697	$161
Accounts receivable, net of allowance for doubtful accounts of $3,462	7,292	7,038
Other current assets	2,344	2,148
Total current assets	10,333	9,347
FIXED ASSETS, net of accumulated depreciation	3,821	4,056
OTHER ASSETS
Operating lease right-of-use assets	2,422	—
Restricted cash	350	350
Patents and other intangible assets, net of accumulated amortization	3,917	4,004
Investment in joint venture	92	92
Goodwill	17,257	17,257
Other	300	300
Total other assets	24,338	22,003
Total Assets	$38,492	$35,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$11,561	$13,067
Operating lease liabilities	1,086	—
Obligations under finance leases, current portion	321	330
Deferred revenue	2,604	2,173
Line of credit	2,414	2,621
Term note	6,000	6,000
Convertible note, net	2,778	2,481
Advance from NovellusDx, Ltd., net	1,500	535
Other derivatives	55	86
Total current liabilities	28,319	27,293
Obligations under finance leases	294	379
Operating lease liabilities, non-current	1,542	—
Deferred rent payable and other	—	305
Warrant liability	255	248
Deferred revenue, long-term	403	379
Total Liabilities	30,813	28,604
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 56,276 and 27,726 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	6	3
Additional paid-in capital	170,022	164,455
Accumulated other comprehensive income (loss)	(16)	60
Accumulated (deficit)	(162,333)	(157,716)
Total Stockholders’ Equity	7,679	6,802
Total Liabilities and Stockholders’ Equity	$38,492	$35,406

See Notes to Unaudited Consolidated Financial Statements.

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Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue	$6,839	$7,667
Cost of revenues	4,637	5,082
Gross profit	2,202	2,585
Operating expenses:
Research and development	454	681
General and administrative	3,309	5,260
Sales and marketing	1,108	1,591
Merger costs	249	—
Total operating expenses	5,120	7,532
Loss from operations	(2,918)	(4,947)
Other income (expense):
Interest expense	(1,725)	(239)
Interest income	2	21
Change in fair value of acquisition note payable	—	17
Change in fair value of other derivatives	31	—
Change in fair value of warrant liability	(7)	692
Total other income (expense)	(1,699)	491
Net (loss)	$(4,617)	$(4,456)
Basic and diluted net (loss) per share	$(0.09)	$(0.16)
Basic and diluted weighted-average shares outstanding	48,933	27,049

Net (loss)	$(4,617)	$(4,456)
Foreign currency translation (loss)	(76)	(20)
Comprehensive (loss)	$(4,693)	$(4,476)

See Notes to Unaudited Consolidated Financial Statements.

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